UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Doral Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1451 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920-2717

May 7, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial”). This year the meeting will be held at The New York Palace, Henry Room, 455 Madison Avenue, New York, New York on June 13, 2012. The meeting will begin promptly at 10:00 a.m. EST.

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting of shareholders and proxy statement.

Only shareholders of record as of the close of business on May 4, 2012 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of these shareholders will be available for inspection for a period of ten days prior to the annual meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

Shareholders are urged to review carefully the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT. The prompt return of your proxy card will ensure that your vote is counted. Please note that sending us your proxy will not prevent you from voting in person at the meeting if you so desire.

Doral Financial anticipates that the proxy statement and the accompanying form of proxy will be mailed to shareholders on or about May 7, 2012.

We appreciate your support.

Sincerely,

Glen R. Wakeman

President and Chief Executive Officer

1451 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920-2717

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 13, 2012

The annual meeting of shareholders of Doral Financial Corporation (“Doral Financial”) will be held at The New York Palace, Henry Room, 455 Madison Avenue, New York, New York on June 13, 2012, beginning at 10:00 a.m. Eastern Standard Time, to vote on the following matters as described in the accompanying proxy statement:

1.   To elect six (6) directors of Doral Financial;

2.   To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.   To approve on a non-binding advisory basis (“say on pay”) the compensation of our named executive officers; and

4.   To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the meeting, management at present knows of no other business to be brought before the meeting.

Only shareholders of record as of the close of business on the record date, May 4, 2012, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A list of these shareholders will be available for inspection for a period of ten days prior to the annual meeting at the office of Doral Financial on the ninth floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By order of our Board of Directors,

Enrique R. Ubarri, Esq.

Secretary

Dated: May 7, 2012

i

Doral Financial Corporation

1451 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920-2717

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) contains important information related to the annual meeting of shareholders of Doral Financial Corporation (“Doral Financial”, the “Company”, “we”, “us” or “our”) to be held at The New York Palace, Henry Room, 455 Madison Avenue, New York, New York on June 13, 2012, beginning at 10:00 a.m. Eastern Standard Time, or any adjournments or postponements thereof. Doral Financial anticipates that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders commencing on or about May 7, 2012.

GENERAL QUESTIONS ABOUT THE ANNUAL MEETING

What information is contained in the Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the board of directors of our Company (the “Board of Directors”), the committees of our Board of Directors, the compensation of directors and executive officers and other required information.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the annual meeting.

What am I being asked to vote on at the annual meeting?

You will be asked to vote upon the following matters at the annual meeting:

1.  To elect six (6) directors of Doral Financial;

2.  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.  To approve on a non-binding advisory basis (“say on pay”) the compensation of our named executive officers; and

4.  To transact such other business as may properly come before the meeting or any adjournments thereof. Except with respect to procedural matters incident to the conduct of the meeting, management at present knows of no other business to be brought before the meeting.

Proxies solicited hereby may only be exercised at the annual meeting, or any adjournments or postponements thereof, and will not be used for any other purpose.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services (“Computershare”), you are considered the “shareholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the proxy or voting instructions included in the proxy materials you received or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, May 4, 2012 (the “Record Date”), are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the Record Date at the annual meeting, or any adjournments or postponements thereof. As of the close of business on the Record Date there were 133,092,485 shares of the Company’s common stock outstanding.

Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee) and you wish to personally vote at the annual meeting, you will need to bring appropriate documentation from your broker, bank or other nominee.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendation for each proposal is set forth below.

Election of Directors (page 7).	The Board of Directors recommends a vote “FOR” each of these nominees for director.

The Ratification of Selection of Independent Registered Public Accounting Firm (page 37).	The Board of Directors recommends a vote “FOR” this proposal.

Non-binding Advisory Vote to Approve Named Executive Officer Compensation (page 38)	The Board of Directors recommends a vote “FOR” this proposal.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other matter to be brought before the annual meeting.

What constitutes a quorum for the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to conduct its business. As of the Record Date, 133,092,485 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes (see below) will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining the presence of a quorum.

What are “broker non-votes”?

A “broker non-vote” occurs when a beneficial owner of shares held in street name does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non- routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory shareholder votes on the approval of named executive officer compensation and on the frequency of shareholder votes on the approval of named executive officer compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine,” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal.

How do I vote?

You can vote in person at the annual meeting or by proxy even if you plan to attend the annual meeting.

If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered shareholder of record and attend the annual meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it to Doral Financial, registered shareholders can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

A proxy may be revoked at any time prior to the voting at the annual meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of Doral Financial. You may also revoke your proxy by attending the annual meeting and voting in person.

“Street name” shareholders who wish to vote at the annual meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares. “Street name” holders may vote by telephone or the Internet if their banks, brokers or other nominees make those methods available. If that is the case, each bank, broker or other nominee will enclose instructions with the proxy statement. “Street name” holders should also follow the instructions provided by their broker, bank or other nominee to revoke their proxy.

To avoid delays in ballot collection and counting, and in order to assure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor. If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders with respect to your proxy will be suspended if you attend the annual meeting in person and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.

How many votes do I have?

You will have one vote on each matter to be voted upon at the annual meeting for each outstanding share of our common stock you owned as of the close of business on the Record Date.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a majority of the total votes cast at the annual meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm.    For the ratification of PricewaterhouseCoopers LLC as our independent registered public accounting firm, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Advisory Vote to Approve Named Executive Officer Compensation.    For the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

For the vote related to any other item that may be voted at the annual meeting, the affirmative vote of a majority of the shares of common stock entitled to vote and present at the annual meeting or represented by proxy will be required for approval.

Who will bear the costs of our soliciting proxies for the annual meeting?

We will bear the cost of soliciting proxies for the annual meeting. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in our solicitation of proxies also will be borne by us. In addition, we have retained Georgeson, Inc. (“Georgeson”) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of $10,000, plus reasonable out-of-pocket expenses, for their proxy solicitation services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them. Proxy material will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Who will count the vote?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

How are my votes counted?

You may vote for or against (or to withhold authority in the election of directors) or you may abstain from voting on each proposal. If you abstain from voting on a proposal, your shares will be counted as present for purposes of establishing a quorum.

Could other matters be decided at the annual meeting?

We do not intend to present any business at the annual meeting other than as described in the Notice of Annual Meeting of Shareholders. Except with respect to procedural matters incident to the conduct of the annual meeting, we do not know of any other matters that may come before the annual meeting. If any other matter should properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Other Information

Our Annual Report on Form 10-K for the year ended December 31, 2011 (which includes our audited financial statements for the year ended December 31, 2011, duly certified by PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ended December 31, 2011) accompanies this Proxy Statement. No material contained in the Annual Report on Form 10-K is to be considered a part of the proxy solicitation material.

Please contact Christopher Poulton, our Executive Vice President and Chief Business Development Officer, at (212) 329-3794, if you need directions to be able to attend the annual meeting and vote in person.

The contents of our corporate website (http://www.doralfinancial.com) are not incorporated by reference into this Proxy Statement.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND PRINCIPAL HOLDERS

The following table shows the amount of our common stock beneficially owned by each shareholder known by us to own beneficially more than five percent (5%) of our common stock as of April 30, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Rima Senvest Management, LLC(3) Richard Mashaal 110 East 55th Street, Suite 1600 New York, NY 10022	9,968,681	7.49%

Eton Park Capital Management, L.P.(4) Eric M Mindich 399 Park Avenue, 10th Floor New York, NY 10022	8,444,354	6.34%

(1)

This information is based solely upon the filings made by such entities with the Securities and Exchange Commission (the “SEC”) pursuant to section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than as set forth in the above table, we are not aware of any other beneficial owner of more than five percent (5%) of our common stock as of April 30, 2012.

(2)	This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of April 30, 2012.

(3)

Information is based upon statements filed on Schedule 13G/A with the SEC on February 14, 2012 by Rima Senvest Management, LLC and Richard Mashaal, who share voting and dispositive power with respect to 9,968,681 shares.

(4)

Information is based upon statements filed on Schedule 13G with the SEC on August 13, 2010 by Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P., and Eric M. Mindich. Eton Park Capital Management, L.P. and Eric M. Mindich share voting and dispositive power with respect to 8,444,354 shares.

The following table shows, as of April 30, 2012, the amount of our common stock beneficially owned (unless otherwise indicated in the footnotes) by (1) each director or nominee for director, (2) each of our named executive officers, and (3) all of our directors and executive officers as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or executive officer owned shares of our preferred stock as of such date.

Our “named executive officers” as used herein refers to (i) Glen R. Wakeman, the President and Chief Executive Officer during fiscal year 2011; (ii) Robert E. Wahlman, the Executive Vice President and Chief Financial and Investment Officer during fiscal year 2011; (iii) Christopher Poulton, the Executive Vice President and Chief Business Development Officer, Enrique R. Ubarri, the Executive Vice President and General Counsel, and Luis Alejandro, Senior Vice President- Chief Internal Auditor, the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2011 and whose salary and bonus exceeded $100,000; and (iv) Laura Vazquez and Maurice Spagnoletti, for whom disclosure would have been provided pursuant to (iii) but for the fact that they were not serving as executive officers of Doral Financial at the end of the last completed fiscal year.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors
Dennis G. Buchert.	14,500	*	*
James E. Gilleran.	24,500	*	*
Douglas C. Jacobs	18,436	*	*
David E. King	—	*	*
Gerard L. Smith	37,500	*	*
Named Executive Officers
Glen R. Wakeman*	2,327,621	1.74%
Robert E. Wahlman	389,196	*	*
Christopher C. Poulton	233,878	*	*
Enrique R. Ubarri	220,691	*	*
Luis Alejandro	—	*	*
All directors and executive officers as a group, consisting of 10 persons, including those named above	3,266,322	2.45%

*	Mr. Wakeman is also a director of Doral Financial.

**	Represents less than 1% of Doral Financial’s outstanding common stock.

(1)

The information is based on the SEC’s definition of “beneficial ownership,” which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days.

(2)

This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of April 30, 2012. Shares of common stock subject to options that are exercisable within 60 days following April 30, 2012 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1 – ELECTION OF DIRECTORS AND RELATED MATTERS

Election of Directors

Our bylaws provide that our Board of Directors shall consist of not fewer than five and not more than thirteen directors, as shall be fixed from time to time by our Board of Directors. The number of members of our Board of Directors has been fixed at six directors. At the annual meeting, six directors are to be elected by the holders of our common stock.

On March 20, 2009, our Board of Directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our convertible preferred stock and our noncumulative preferred stock. The suspension of dividends for our noncumulative preferred stock and our convertible preferred stock was effective and commenced with the dividends for the month of April 2009. Since we have not paid dividends in full on our noncumulative preferred stock for at least eighteen consecutive monthly periods, or paid dividends in full on our convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to at least six fiscal quarters, the holders of our preferred stock, all acting together as a single class, have the right to elect two additional members to our Board of Directors. A special meeting of holders of shares of noncumulative preferred stock and convertible preferred stock of Doral Financial was scheduled to be held on August 3, 2011 for the purpose of electing two directors of the Company’s Board of Directors by such holders of shares of preferred stock of Doral Financial. Due to the lack of a quorum, the special meeting of holders of shares of preferred stock was not able to be held. The holders of our preferred stock retain the right to elect two additional members to our Board of Directors by written consent signed by a majority in liquidation preference of such outstanding preferred stock or by the affirmative vote of a majority in liquidation preference of such preferred stock present in person or by proxy at a meeting of such preferred stock at which a quorum is present. If the holders of preferred stock properly elect two such additional directors the number of directors serving on our Board of Directors will be increased to eight.

Our Board of Directors has proposed the six nominees listed below for election as directors in the annual meeting to serve until the 2013 annual meeting and until their successors are duly elected and qualified.

Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve until the next annual meeting of shareholders. If any of them should become unable to serve as a director prior to the annual meeting, our Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by our Board of Directors. If no substitute nominees are available, the size of our Board of Directors will be reduced. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

There are no arrangements or understandings between us and any person pursuant to which such person has been elected a director, except for Mr. Wakeman’s employment agreement with us. There are no family relationships between any of our directors or nominees and any of our executive officers.

The following table sets forth as of April 30, 2012, certain information with respect to each nominee for director.

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since
Dennis G. Buchert Age 65

President of Whitehall Associates, a private consulting company, since 2005. Chairman of the Board of Directors of Doral Financial from January 2007 to July 2007. Chief Executive Officer of Crédit Agricole Indosuez (US), a corporate and investment bank, from 2003 to 2004; President and Chief Executive Officer of IBJ Whitehall Bank & Trust Company, N.Y., a wholesale bank, from 1997 until its acquisition by Mizuho Corporate Bank in 2002; Executive Vice President of IBJ Schroder Bank & Trust Company, N.Y., a predecessor company to IBJ Whitehall Bank & Trust Company, N.Y., from 1994 to 1997.

Our Board of Directors believes that Mr. Buchert’s management experience with other financial institutions, including his positions as President and CEO of other financial institutions, provides our Board of Directors and the Company access to an individual with substantial experience in, among other things, corporate governance, retail and institutional banking, audit and finance and management of financial institutions, which have allowed him to make valuable contributions as a director of the Company.

October 2006

James E. Gilleran Age 79

President and Chief Executive Officer of the Federal Home Loan Bank of Seattle from May 2005 to April 2007. Director of the Office of Thrift Supervision from December 2001 to April 2005. Chairman and CEO of the Bank of San Francisco from October 1994 until December 2000. Superintendent of Banks for the State of California from 1989 to 1994. Member of the Bar in California and Washington, DC. Certified Public Accountant in North Carolina.

Our Board of Directors believes that Mr. Gilleran’s management experience with other financial institutions and with federal and state banking regulatory agencies, including his leadership positions in such organizations, provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, regulatory matters, risk management, retail and institutional banking, and corporate governance, which have proven to make valuable contributions as a Director of the Company.

December 2007

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since

Douglas C. Jacobs Age 64

Self-employed investor since 2003. Executive Vice President and Treasurer for FleetBoston Financial Group, a Boston-based bank, from 1995 to 2003. His career began at Citibank in 1972, where he ultimately assumed the position of Division Executive for the Investment Banking Group’s Mortgage-Backed Securities Group. Mr. Jacobs’ other directorships include Fortress Investment Group LLC, a publicly traded investment management firm, from 2007 to the present, Clear Channel Outdoor Holdings, a publicly traded advertising company, from 2010 to present, Springleaf Finance, Inc., a private company, and Springleaf Finance Corporation, a private company, from 2010 to the present. Previous directorships include ACA Capital Holdings, Inc., formerly a publicly traded company, from 2004 to 2008 and Global Signal, Inc. formerly a publicly traded company, from 2004 to 2007.

Our Board of Directors believes that Mr. Jacobs’ management and directorship experience with other financial institutions and public companies, including his position as Treasurer of FleetBoston Financial Group, provide our Board of Directors and the Company access to an individual with a significant experience in corporate governance, investment and financial reporting matters, accounting matters, risk management, and mortgage banking, which provide him a framework to help our Board of Directors address the complex challenges which financial institutions and public companies such as the Company face.

February 2009

David E. King Age 53

Senior Managing Director of Culpeper Capital Partners LLC, a private equity firm, since March 2011. Mr. King served as Senior Managing Director of Irving Place Capital, a private equity firm, from 2008 to March 2011. Prior to that, Mr. King served as Senior Managing Director of Bear Stearns Merchant Banking from 2001 to 2008. Mr. King’s other directorships include Ironshore Insurance, Inc., Caribbean Financial Group, Inc, Manifold Capital Corporation, 24-Hour Fitness Worldwide, Inc., Extreme Fitness, Inc., and SNAAC Holdings, LLC.

Our Board of Directors believes that Mr. King’s experience in merchant banking and investments in financial and other institutions provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, mergers and acquisitions matters, investment matters, and management of portfolio companies, which have allowed him to make significant contributions to our Board of Directors.

July 2007

Name and Age	Principal Occupation, Business Experience, Qualifications and Other Information	Director Since

Gerard L. Smith Age 65

Private consultant since 2006. Mr. Smith served as Managing Director in charge of Bank Mergers and Acquisitions at Credit Suisse from 1998 to 2006. He also served as head of the UBS Bank Group from 1995 to 1998. Mr. Smith was one of the three founding members of the Financial Institutions Group at Salomon Brothers, an investment bank, from 1976 to1985.

Our Board of Directors believes that Mr. Smith’s management experience with other financial institutions, including his leadership positions, provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, and bank merger and acquisition issues, which have permitted him to help our Board of Directors to address the complex challenges which financial institutions such as the Company face.

June 2008

Glen R. Wakeman Age 52

President, Chief Executive Officer and member of the Board of Directors of Doral Financial since August 15, 2006; President of Doral Bank since October 2008; President and Chief Operating Officer of Doral Financial from May 2006 to August 2006; Chief Executive Officer of General Electric Consumer Finance Latin America from 1999 to 2006.

Our Board of Directors understands that Mr. Wakeman’s substantial management and leadership experience with financial institutions and within public companies, including almost six years of experience as our President and CEO, provides our Board of Directors and the Company access to an individual with a significant experience in, among other things, governance, risk management, retail and institutional banking and credit related matters and with experience and knowledge in the day-to day operations of the Company.

August 2006

Messrs. Gilleran, Buchert, Jacobs and Wakeman also currently serve on the Board of Directors of Doral Bank, the Company’s banking subsidiary with bank branches in Puerto Rico, New York and Florida.

Required Vote

The affirmative vote of a majority of the total votes cast at the meeting is required for the election of directors. To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore will have no legal effect on the election of directors.

Board of Directors Recommendation

Our Board of Directors recommends a vote “FOR” each of these nominees for directors.

Board of Directors and Committee Membership

Our affairs are managed by, or are under the direction of, our Board of Directors pursuant to the General Corporations Law of the Commonwealth of Puerto Rico and our certificate of incorporation and bylaws. Our Board of Directors has established four committees consisting of an audit committee, a corporate governance and nominating committee, a compensation committee and a risk policy committee. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer, the Chief Financial Officer, the internal auditor and with other key members of management, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.

Our Board of Directors is currently composed of six directors who are standing for election at the annual meeting. During 2011, the Board of Directors met seven (7) times. Each director attended at least seventy-five percent (75%) of the number of all meetings of our Board of Directors and all committees on which such person served during 2011.

While we have not adopted a formal policy regarding attendance by directors at shareholder meetings, all board members are encouraged to attend the annual meeting of shareholders. All members of our Board of Directors attended our annual meeting of shareholders held on June 28, 2011.

The non-management members of our Board of Directors hold regularly scheduled executive sessions without management present. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over these executive sessions. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the non-management directors.

The Audit Committee

Under the terms of its charter, the audit committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement. The audit committee meets at least four times each year, including periodic meetings held separately with management, the internal auditor, and the independent registered public accounting firm. During 2011, the audit committee met thirteen (13) times. As of April 30, 2012, the audit committee was comprised of Dennis Buchert (chairperson), James Gilleran, and Gerard Smith.

Our Board of Directors has determined that Dennis Buchert, chairperson of the audit committee, is an “audit committee financial expert” for purposes of the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For a brief description of the relevant experience of the members of the audit committee, please see “Election of Directors” above.

Our Board of Directors has determined that Dennis Buchert, James Gilleran, and Gerard Smith, are independent members of our Board of Directors and the audit committee in accordance with the independence requirements of the NYSE and Exchange Act Rule 10A-3(b).

The Corporate Governance and Nominating Committee; Nomination of Directors

Under the terms of its charter, the corporate governance and nominating committee is responsible for assisting our Board of Directors in its oversight of board composition, corporate governance policies and practices, and related matters. During 2011, the corporate governance and nominating committee held six (6) meetings. As of April 30, 2012, the corporate governance and nominating committee was comprised of Gerard Smith (chairperson), Dennis Buchert and James Gilleran. The Board of Directors has determined that each member of the corporate governance and nominating committee is independent under the applicable NYSE independence requirements.

The corporate governance and nominating committee does not have a specific diversity policy with respect to the director nominees. Rather, the committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist our Board of Directors in light of the composition of our Board of Directors at the time.

The corporate governance and nominating committee periodically reviews the appropriate size of our Board of Directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on our Board of Directors. In evaluating and determining whether to recommend a candidate to our

Board of Directors, the corporate governance and nominating committee has not adopted any specific minimum requirements for nominees. Instead, it reviews the appropriate skills and characteristics required for members of our Board of Directors in the context of the background of existing members and in light of the perceived needs for the future development of our business, including issues of diversity and experience in different substantive areas, such as corporate governance, banking retail operations, marketing, technology, distribution, real estate, finance and accounting. Candidates may come to the attention of the corporate governance and nominating committee from a variety of sources, including current members of our Board of Directors, shareholders, management, and search firms. The corporate governance and nominating committee has sole authority to retain and terminate any search firm used to identify candidates for our Board of Directors, including the sole authority to approve such firm’s fees and other retention terms. The corporate governance and nominating committee also has the authority to retain other professional advisors, when necessary, or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See “SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING” for procedures describing how a shareholder can submit a proposal to our Board of Directors.

The Compensation Committee

Under the terms of its charter, the compensation committee is directly responsible for assisting our Board of Directors in its oversight of compensation for our senior management and compensation for the non-management members of our Board of Directors. The compensation committee has the authority to retain and terminate any executive compensation consultants engaged to provide advice to the compensation committee related to its responsibilities to determine Chief Executive Officer and senior executive compensation, including the sole authority to approve such consultant’s fees and other retention terms. The compensation committee also has the authority to retain other professional advisors, when necessary or appropriate. During 2011, the compensation committee held two (2) meetings. As of April 30, 2012, the compensation committee was comprised of Dennis Buchert (chairperson), Gerard Smith, and Douglas Jacobs. The Board of Directors has determined that each member of the compensation committee is independent under the applicable NYSE independence requirements, and its charter may be found at www.doralfinancial.com.

The Risk Policy Committee

Under the terms of its charter, the risk policy committee is directly responsible for assisting our Board of Directors in discharging its responsibilities relating to enterprise risk management and monitoring the development and implementation of enterprise risk management strategies throughout the organization. Among other things, the risk policy committee is responsible for assisting the Board of Directors in fulfilling its oversight of the strategies, policies, procedures and systems established by the Company’s management relating to the management of interest rate risk, market risk, liquidity risk, operational risk, compliance and legal risk and credit risk as well as to oversee hedging and derivatives activities. During 2011, the risk policy committee met four (4) times. As of April 30, 2012, the risk policy committee was comprised of Douglas Jacobs (chairperson), David King, James Gilleran, and Gerard Smith.

2011 Director Compensation

Director Compensation Policy and Objectives

Our compensation policy is to attract and retain highly qualified members of our Board of Directors with the managing skills required to oversee a publicly listed company and provide them adequate compensation for the achievement of performance that enhances the value of the Company. Remuneration of the members of our Board of Directors is aimed at balancing short-term operational performances with the long-term objective of creating sustainable value and growth.

Effective on January 21, 2011, Doral Financial amended its compensation policy for its directors (other than those who are part of the Company’s management). The amendments were approved taking into consideration the fact that the Company is no longer a “controlled company” under the applicable NYSE rules. The principal terms of the amended compensation policy for its directors are the following:

(a)  Annual retainer of $50,000 for all directors;

(b)  Additional annual retainers of (i) $25,000 for each of the lead independent director, the chairman of the audit committee and the chairman of the risk policy committee, and (ii) $12,500 for the chairman of the nominating and corporate governance committee and the chairman of the compensation committee;

(c)  The following meeting attendance fees: (i) $5,000 for each regular Board of Directors meeting with no additional compensation for any committee meetings held on the same date or consecutive dates, provided that the directors have been notified of the meetings to be held on the same date or consecutive dates; (ii) $1,500 for each special Board of Directors meeting or audit committee meeting in teleconference; (iii) $1,000 for each special risk policy committee meeting in teleconference; (iv) $750 for each other committee meetings held in teleconference; and (v) $3,500 for each other on-site special committee or Board of Directors meeting; provided, however, that in the event that the Company has notified the members of our Board of Directors that the special Board of Directors and committee meetings on site are to be held on the same date or consecutive dates, the directors shall receive $5,000 irrespective of the number of meetings; and

(d)  A one-time grant of 25,000 restricted shares of the Company’s common stock. The shares of restricted stock to be awarded will be issued pursuant to the terms and conditions of the Company’s 2008 Stock Incentive Plan. The shares of restricted stock will be issued without cost to the recipients, and will vest in installments so long as at the time of vesting the director has been serving continuously as a director of the Company from the date of grant, as follows: fifty percent (50%) of the shares of restricted stock shall vest twelve (12) months after the grant date and the remaining fifty percent (50%) of the shares of restricted stock shall vest twenty-four (24) months after the grant date. In addition, one hundred percent (100%) of the unvested shares of restricted stock shall vest (i) in the event of the death of the director during the vesting term, or (ii) upon the occurrence of a Change in Control (as such term is defined in the Restricted Stock Award Agreements between the Company and each director).

The following table summarizes the principal components of 2011 compensation for our Board of Directors, including current directors and a former director who served during 2011. Our only employee director, Mr. Wakeman, receives no separate compensation for his service as a director and is not included in the table below. The compensation set forth below fully reflects compensation for services performed as a member of our Board of Directors and its committees. As provided under the Company’s amended compensation policy for directors, each of Dennis Buchert, James Gilleran, Gerard Smith and Douglas Jacobs were granted 25,000 shares of restricted stock of the Company during March 2011.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(3)	Total ($)
Dennis G. Buchert(1)	$180,500	$29,250	$209,750
James E. Gilleran(1)	147,750	29,250	177,000
Douglas Jacobs(1)	160,250	29,250	189,500
David E. King	—	—	—
Gerard Smith	101,500	29,250	130,750
Former Director:
Frank Baier (2)	54,750	—	54,750

(1)	Includes fees paid for each of the directors’ participation in the boards of directors of subsidiaries of Doral Financial, specifically, Doral Bank- Puerto Rico for Mr. Gilleran, Mr. Jacobs and Mr. Buchert and Doral Bank, FSB for Mr. Buchert and Mr. Jacobs until October 1, 2011.

(2)	Mr. Baier ceased to be a director effective June 13, 2011.

(3)

The amounts presented represent the aggregate grant date fair value of the restricted shares granted computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For assumptions used in determining these values, see Note 35 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Board Committee Charters

Current copies of the charters for the audit committee, corporate governance and nominating committee, compensation committee and risk policy committee are available free of charge on our website at htpp://www.doralfinancial.com or upon written request to our Corporate Secretary, at Doral Financial Corporation, 1451 F. D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

Corporate Governance

Corporate Governance Guidelines and Code of Ethics

We have adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the Code of Business Conduct is applicable to, among others, our directors and officers, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer) that our Board of Directors believes are the appropriate corporate governance policies and practices for Doral Financial. In addition, we have adopted an Information Disclosure Policy, as well as comprehensive written charters for each of the committees of our Board of Directors and have committed increased resources to our internal audit department. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics as well as the written charters of committees of our Board of Directors and the Information Disclosure Policy may be found free of charge on our website at www.doralfinancial.com. Doral Financial also intends to disclose on its website any amendments to its Code of Business Conduct and Ethics, or waivers of the Code of Business Conduct and Ethics on behalf of its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. A written copy of these documents may be obtained free of charge by requesting them from our General Counsel at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717.

Shareholder Communications

Our Board of Directors has adopted several procedures by which shareholders and employees, as well as other interested parties, can send communications to our Board of Directors or report possible legal or ethical violations. Anyone wishing to report possible legal or ethical violations may do so by mail to 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717 Attention: General Counsel, or through EthicsPoint, a third-party anonymous and confidential reporting website (www.ethicspoint.com) and telephone hotline (1-866-393-6725).

Shareholders and employees, as well as other interested parties, may also direct their communications to our non-management directors as a group to the following address:

Doral Financial Corporation

1451 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920-2717

Attention: Chairman of the Audit Committee

Board Independence

Currently, our Board of Directors is composed of six directors, and our Board of Directors has affirmatively determined, as discussed more fully below, that four out of the six members of our Board of Directors are independent directors within the meaning of the applicable NYSE listing standards and relevant securities and other laws and regulations regarding the definition of “independent.” The four independent directors are Dennis Buchert, James Gilleran, Gerard Smith, and Douglas Jacobs. Frank Baier, who resigned during 2011, was also independent while he served on our Board of Directors.

In determining independence, our Board of Directors has affirmatively determined whether directors have a “material relationship” with us. When assessing the “materiality” of a director’s relationship with us, our Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. If a person or organization affiliated with a director provides to or receives services from us, our Board of Directors considers the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

According to the applicable listing standards of the NYSE, a director is not independent if: (a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been at any time within the last three years, an executive officer of the Company; (b) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in compensation from the Company, other than director or committee fees, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation for prior service as an interim executive officer or pension or other deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (c) (1) the director is a current partner or employee of the Company’s outside auditor, (2) the director has an immediate family member who is a current partner of such firm, (3) the director has an immediate family member who is a current employee of such firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (d) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the executive officers of the Company at the same time serves or served on the compensation committee of such other entity; or (e) the director is a current employee, or an immediate family member is a current executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of the other company’s gross revenues.

Our Board of Directors also adopted a board resolution that implemented the following additional independence standards for directors of the Company: an independent director must (a) not be, or have an immediate family member who is, one of our present or former executive officers (during the preceding five years); (b) not be personally receiving or have an immediate family member who receives more than $60,000 per year in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior service; (c) not be employed, or have an immediate family member employed, as an executive officer of another company where any of our current executive officers serves on that company’s compensation committee; (d) not be employed by or affiliated with or have an immediate family member employed by or affiliated with any of our present or former internal or external auditors within the three previous years; (e) not be or have one’s spouse be an executive officer or director of a non-profit organization that receives annual contributions from us in excess of $75,000; (f) not be a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from us for property or services in an amount that exceeds the greater of $1 million, or 2% of our or the other person’s consolidated gross revenues; and (g) not own more than 10% of an entity that receives fees for providing accounting, consulting, legal, or investment banking or financial services to us, our subsidiaries and affiliates (i) in excess of the lesser of $5 million or 1% of the gross revenues of such entity or (ii)  the receipt of which results in an increase in the compensation received by the director from such entity.

Board Leadership Structure and Risk Oversight

Doral Financial does not have a policy on whether the Chairman of our Board of Directors and Chief Executive Officer (referred to in this sub-section as “CEO”) should be separate or combined. At this time Mr. Wakeman is the Company’s CEO, and our Board of Directors does not presently have a Chairman. The non-management directors have appointed James Gilleran to serve as the lead independent director, who presides over executive sessions of the non-management directors. It is anticipated that other non-management members will serve as lead independent director from time to time as determined by the non-management directors.

Our Board of Directors believes that this leadership structure best serves the interests of the Company and its shareholders at this time because it provides for a clearly defined leadership structure and for increased efficiency and leadership coordination. Because the CEO is also a director, it also allows the CEO to work more closely and collegially with all the members of our Board of Directors to establish the direction of the Company. Our Board of Directors continually evaluates the Company’s leadership structure. If our Board of Directors decides to name a Chairman of our Board of Directors in the future, then at that time it will evaluate whether or not to combine the positions of Chairman of our Board of Directors and CEO.

Our Board of Directors has a significant role in the risk oversight of the Company. Our Board of Directors considers effective risk management a fundamental part of good management practice and is committed to maintaining sound risk management systems. As mentioned above, our Board of Directors has a risk policy committee that is directly responsible for assisting the Board of Directors in discharging its responsibilities relating to enterprise risk management and monitoring the development and implementation of enterprise risk management strategies throughout the organization. Among other things, the risk policy committee is responsible for assisting the Board of Directors in fulfilling its oversight of the strategies, policies, procedures and systems established by the Company’s management relating to the management of interest rate risk, market risk, liquidity risk, operational risk, compliance and legal risk and credit risk as well as overseeing hedging and derivatives activities. The risk policy committee also regularly participates in the review and approval of the Company’s allowance for loan losses. In order to carry out its responsibilities, the risk policy committee meets with management to assess the major risks of the Company. After its meetings, the risk policy committee reports to our Board of Directors in full.

As mentioned above, the audit committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, and the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement. The audit committee reviews reports from management, independent auditors, internal auditors, compliance personnel, legal counsel, regulators and other outside consultants, as considered appropriate, that include risks that the Company faces and the Company’s risk management function. In connection with the oversight of internal controls over financial reporting, management keeps the audit committee informed of any significant deficiencies and material weaknesses, which are also reported to the full Board of Directors. The audit committee also meets with management periodically to discuss risk related matters. After its meetings the audit committee reports to our Board of Directors in full.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or was during 2011 an officer or employee of Doral Financial, was formerly an officer of Doral Financial or had any relationship requiring disclosure by us under the SEC rules requiring disclosure of certain relationships and related party transactions. Since January 1, 2011, none of the executive officers of Doral Financial has served as a director or compensation committee member of another entity, one of whose executive officers served as a compensation committee member of Doral Financial, and none of the executive officers of Doral Financial has served as a compensation committee member of another entity, one of whose executive officers served as a director of Doral Financial.

Indemnification of Directors

We have obtained directors’ and officers’ liability insurance for our directors and officers. Our Restated Certificate of Incorporation, as amended, contains a provision that exempts directors from personal liability for monetary damages to us or our shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporations Law. We have also agreed to indemnify directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Doral Financial specifically incorporates this Report of the Audit Committee by reference therein.

The audit committee of our Board of Directors operates under a written charter, which was last reviewed by our Board of Directors on April 29, 2012. The complete text of the charter, as amended and restated, which reflects the standards set forth in SEC regulations and NYSE listed company manual, is available through the Corporate Governance page of our website at www.doralfinancial.com and will be provided to shareholders free of charge upon written request.

The role of the audit committee is to assist our Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the charter, the Company’s management is responsible for the preparation, presentation and integrity of the financial statements of the Company, and for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes and procedures. The audit committee also reviews with management and PricewaterhouseCoopers LLP management’s assessment of the Company’s internal control over financial reporting and provides oversight to management during the process. In addition, the audit committee provides oversight and reviews with management the Company’s completed, current and planned initiatives to remediate material weaknesses in the Company’s internal control over financial reporting. In performing its functions, the audit committee meets in periodic executive sessions with management, the internal auditors and the independent registered public accounting firm.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section

380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the audit committee has discussed with the independent registered public accounting firm matters related to such firm’s independence, has received the written disclosures and the letter from such firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, has discussed with the independent registered accounting firm such firm’s independence, and has considered whether any other non-audit services provided by the independent registered public accounting firm are compatible with maintaining such firm’s independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company’s independent registered public accounting firm is in fact “independent.”

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to our Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Members of the Audit Committee

Dennis Buchert (Chairman)

James Gilleran

Gerard Smith

Dated: April 29, 2012

Certain Relationships and Transactions With Related Persons

In connection with the recapitalization transaction we undertook in 2007 through which we raised $610 million of new equity capital, we entered into an advisory services agreement with Bear Stearns Merchant Manager III (Cayman), L.P., which was at that time an affiliate of Bear Stearns Merchant Banking. Irving Place Capital (the “Advisor”) is the successor to Bear Stearns Merchant Banking. Mr. David King, a member of our Board of Directors, is a special limited partner of the Advisor. Pursuant to the agreement, the Advisor will provide certain financial and administrative services to us in exchange for an annual fee and the reimbursement of out-of-pocket expenses. The agreement has a term of five years. The annual fee (payable in advance on August 31 of each year, except for the fee in respect of the first twelve-month period which was payable at the closing of the recapitalization) for the first twelve-month period from July 1, 2007 to June 30, 2008 was $1.5 million, and increased by $500,000 during each twelve-month period thereafter. Notwithstanding the foregoing, the fee for the last three twelve-month periods is capped at an amount equal to three percent of the Company’s consolidated pre-tax income for the preceding twelve-month period. The agreement may be terminated by the Company at any time upon 60 days’ prior notice. In the event of early termination, the Company would be required to pay the Advisor all fees that would otherwise be payable under the agreement through the earlier of (x) the fifth anniversary of the date of the agreement and (y) the second anniversary of termination. The agreement will expire by its terms on July 20, 2012 and we owe no further payments under the agreement.

Doral Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. All extensions of credit to any of these persons and their related entities by Doral Bank have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Doral Bank. Management believes that such extensions of credit do not involve more than the normal risk of collectability or present other unfavorable features.

Pursuant and subject to our bylaws, we are reimbursing the reasonable legal expenses of our former officers with respect to the lawsuits and other legal proceedings initiated in connection with the completion in 2006 of the restatement of our financial statements for the years 2000 through 2004, in advance of their final disposition.

We have not adopted a written policy with respect to the review, approval or ratification of related person transactions. In practice, our policies and procedures to monitor and disclose related person transactions have included:

•

The requirement of prior approval of loans to directors, officers, and immediate family members thereof in accordance with the requirements of Regulation O of the Federal Reserve Board and the approval of certain transactions between our bank subsidiaries and their non-bank affiliates in accordance with the requirements of Regulation W of the Federal Reserve Board,

•	The adoption of a Code of Business Ethics and Conduct, which governs potential conflicts of interest, and

•	The use of annual questionnaires requiring directors and executive officers to report related person transactions to us.

If an executive officer or director is involved in a transaction with the Company that would be covered under our related party transaction policies and procedures, prior to the completion of any such transaction, both the Company and the individual would need to disclose to our Nominating and Corporate Governance Committee the proposed transaction, all terms of the proposed transaction and the interests of the affected individual in the proposed transaction. Those members of the Nominating and Corporate Governance Committee who have no interest in the proposed transaction would review the transaction for fairness, including without limitation applying our Code of Business Ethics and Conduct to such proposed transaction, and after such review determine whether to approve the Company entering into such transaction.

We recognize that transactions with related persons present a heightened risk of actual or perceived conflicts of interest or improper valuation. However, in certain instances, such transactions may be in, or may not be inconsistent with, the best interests of Doral Financial and our shareholders.

Executive Officers

The following table sets forth the name, age and principal position of each of our current executive officers. There are no arrangements or understandings with us pursuant to which any of these executive officers was selected as an officer, except for their respective employment agreements with us. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption.

Name	Age	Position
Glen R. Wakeman	52	President, Chief Executive Officer and Director of Doral Financial Corporation and Doral Bank
Robert E. Wahlman	56	Executive Vice President, Chief Financial and Investment Officer and Chief Accounting Officer, Director of Doral Bank
Enrique R. Ubarri	40	Executive Vice President and General Counsel, Director of Doral Bank
Christopher Poulton	40	Executive Vice President and Chief Business Development Officer
Luis Alejandro-Narvaez	51	Senior Vice President, Chief Internal Auditor

See table under “Nominees for Directors” for the business experience of Glen R. Wakeman.

Robert E. Wahlman was appointed Executive Vice President and Chief Financial and Investment Officer in March 2009 and was also appointed as the Company’s Chief Accounting Officer in March 2012. Previously he served from June 2007 to February 2009 as U.S. Bank Group, Chief Financial Officer of Merrill Lynch & Co. Mr. Wahlman also served as Chief Financial Officer of Merrill Lynch Bank USA from June 2005 to June 2007 and prior to that appointment, he served as Chief Financial Officer of Merrill Lynch Bank and Trust from June 2003 to June 2005. From January 2001 to June 2003, Mr. Wahlman worked as Controller of U.S. Bank Group for Merrill Lynch and Co. Before Merrill Lynch & Co., Mr. Wahlman was with CIGNA Corporation, a global health service company, as Controller and Chief Accounting Officer of CIGNA’s four life insurance subsidiaries from September 1998 to January 2001. Mr. Wahlman holds a Bachelor of Arts (BA) in Economics and History and a Master of Business Administration (MBA) with a concentration in Finance from the University of Arkansas. He is a Certified Public Accountant.

Enrique R. Ubarri, Esq. was appointed Executive Vice President and General Counsel in October 2006. Previously he was employed as Vice President and General Counsel of Triple-S Management Corporation, an insurance holding company, from September 2005 to September 2006; and Senior Vice President, General Counsel and Director of Compliance of Santander BanCorp from October 2000 to September 2005. Mr. Ubarri received a Bachelor of Arts (BA) from Boston University with a concentration in Political Science; a Juris Doctor (JD) from the Interamerican University of Puerto Rico; a Master of Laws (LLM) from the Georgetown University Law Center with a concentration in Securities and Financial Regulation; a Master of Laws from the Boston University School of Law, Morin Center for Banking and Financial Law with a concentration in American Banking; and a Master of Business Administration (MBA) from the Wallace E. Carroll School of Management at Boston College with a concentration in Management of Financial Institutions.

Christopher C. Poulton was appointed Executive Vice President and Chief Business Development Officer on June 1, 2007. Previously he was employed in various positions at GE Money (formerly known as GE Consumer Finance) from 1993 to May 2007 including Vice President — Business Development. Mr. Poulton holds a Bachelor of Business Administration (BBA) in Finance and Marketing from the Southern Methodist University and a Master of Business Administration (MBA) from the University of Chicago Booth School of Business.

Luis Alejandro-Narvaez was appointed as Senior Vice President & Chief Internal Auditor in February 2007. Prior to his employment with Doral Financial, he was employed with Oriental Financial Group for 17 years and his last position was Senior Vice President and General Auditor from 2004 to 2007. He also worked 5 years in the audit division of Ernst & Young. Mr. Alejandro graduated from the University of Puerto Rico with a Bachelor’s Degree in Business Administration and majored in Accounting. He is also a Certified Public Accountant (CPA) and a Certified Information Systems Auditor (CISA).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. In addition, officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file.

We are required to identify any director, executive officer or greater than 10% beneficial owner who failed to timely file any such report. To our knowledge, based solely on a review of the copies of such reports furnished to us and other information and written representations furnished to us by such individuals, we believe that during and with respect to 2011 such persons timely filed all required reports, except as follows: (i) a late filing of a Form 4 by Douglas Jacobs with respect to a grant of restricted stock; (ii) a late filing of a Form 4 by former executive officer Maurice Spagnoletti with respect to a grant of restricted stock; and (iii) a late filing of a Form 4 by Gerard Smith with respect to a grant of restricted stock.

Executive Compensation

Compensation Discussion and Analysis

Establishing Pay for Performance

In 2011 the compensation committee continued to shift the compensation components from more immediate forms of payment such as base salary to performance and long-term based compensation that more closely aligns the compensation of our executive officers to our shareholders’ long-term interests. Nonetheless, because our named executive officers other than Mr. Luis Alejandro-Narvaez are each subject to existing employment agreements the compensation committee has to work within the mandates of those agreements.

Mr. Luis Alejandro-Narvaez became a named executive officer in October 2011 by virtue of Ms. Laura Vázquez being replaced as Principal Accounting Officer. Mr. Alejandro-Narvaez does not have an employment agreement with the Company. He is eligible to participate in the annual bonus plan available for all executive officers of the Company, other than the top four named executive officers who participate in the separate bonus and retention plans described below. In 2011, Mr. Alejandro-Narvaez did not receive an award of restricted stock. Unless the context of the Compensation Discussion and Analysis otherwise requires the following discussion and analysis as it relates to our named executive officers, it relates to Mr. Wakeman, Mr. Wahlman, Mr. Poulton and Mr. Ubarri.

In 2011, the only areas where the compensation committee had discretion in affecting named executive officer compensation were in determining whether to raise base salary, establishing the terms upon which annual bonus awards would be made and the granting of retention awards. The base salary of our named executive officers is set under the employment agreements entered into in 2006 for Mr. Wakeman and Mr. Ubarri, in 2007 for Mr. Poulton, and in 2009 for Mr. Wahlman. In accordance with the employment agreements, the compensation committee can increase an executive’s base salary, but cannot reduce it. From 2006 through 2011 the compensation committee has not increased any named executive officer’s stated base salary as provided in his employment agreement instead focusing on other incentive arrangements. Each employment agreement also requires the Company to provide an annual bonus opportunity to each named executive officer with target bonus payments in each year between 60% and 200% (depending upon the executive) of base salary. In 2011 the compensation committee implemented an annual bonus system that is based on overall improvement in the financial performance of the Company as well as the risk management of the business units managed by each named executive officer. The top three named executive officers (other than the CEO) at December 31, 2011 are then forced ranked one through three, with one being the highest rated. The annual bonuses are then weighted based on this ranking. This system has had the effect of reducing the actual bonuses paid to each named executive officer.

In reviewing the annual performance bonus for our top four named executive officers in 2011, our compensation committee weighed the following additional factors relating to the financial performance of the Company (the “2011 Financial Factors”) that led the compensation committee to conclude that 2011 was a transformative year for the Company. In particular, the compensation committee recognized that the Company improved year over year earnings from 2010 to 2011 and the Company’s net interest margin expanded significantly while non-interest expense was reduced thereby accelerating the Company’s annualized earnings. The compensation committee also considered that the Company has developed a significant mainland business by expanding its operations in New York and Florida. Furthermore, the Company has improved the asset quality of its portfolios, including taking significant reserves against asset values, and improved its capital ratios. The compensation committee also considered in determining the 2011 annual bonus that the Company continues to need to take reserves against assets and management continues to work to respond to the regulatory agencies that oversee the Company’s operations.

Moreover, the annual bonus payments were split between cash payments and payments of restricted stock as the compensation committee continues to work to align the long-term interests of our management and our shareholders. In April 2011, as part of each of the top four named executive officer’s bonus awards for 2010 the compensation committee awarded additional shares of restricted stock, subject to a one year vesting requirement, to further bind the executive officer to the Company during a transformative financial year. Upon vesting of restricted stock awards the executive officer must pay income taxes associated with the value of the vested stock. In order to satisfy the tax obligation related to the granting of restricted stock individuals normally sell shares sufficient to pay the applicable income taxes. The compensation committee determined that it was in the best interest of the Company to encourage the executives to retain their stock to align their interests to the long-term interests of our shareholders and accordingly agreed at the time of award to pay the executives an amount to cover the taxes due upon vesting (as well as the taxes due on the tax payment itself). To date, the Company is not aware of any executive who has sold shares vested for which the Company has paid the applicable income taxes.

Compensation Philosophy and Objectives

Because most of our current named executive officers joined the Company at a time when the Company was in severe financial distress, the Board of Directors at that time induced these executives to join our Company by entering into long-term employment agreements with evergreen terms. The financial condition of the Company in 2006 was much worse than expected and the Company was forced to recapitalize itself in 2007 through the issuance of $610 million of new equity securities representing more than ninety (90%) percent of the equity interest in the Company. This transaction is sometimes referred to by us as the “recapitalization.” The recapitalization had the effect of virtually eliminating all the equity interests in the Company promised to these named executive officers at their time of hire. Within a year of the Company’s recapitalization the housing and financial crisis of 2008/2009 severely affected regional home loans and commercial finance banks such as the Company. In fact, the Puerto Rico economy has been much more adversely affected than the mainland U.S. economy. The severe economic crisis in Puerto Rico caused the compensation committee to create a long-term retention program for our executive officers in June 2010 and to also provide a greater equity component to each top four named executive officer’s overall compensation. This plan was effected through the award of cash and restricted stock payments with claw-back rights in the event the executive officer left his or her employment with the Company.

Following the recapitalization, our policy has been to honor the employment agreements existing prior to the recapitalization with the Chief Executive Officer, Mr. Poulton and Mr. Ubarri. These agreements had been approved by the compensation committee prior to the recapitalization. The philosophy behind our compensation program is to:

•	Support an environment that rewards performance with respect to our goals, as set forth in our business plan;

•	Integrate our incentive compensation program with our short and long-term strategic plans;

•	Attract and retain key executives critical to our long-term success; and

•	Align the interests of executives with the long-term interests of shareholders through equity based awards that can result in ownership of stock.

The compensation committee also takes into account developments in compensation best practices, changes in law relating to compensation policy, the scope of each executive’s responsibilities, our overall performance, each executive’s overall performance, the cash, equity and total compensation paid by competitors to employees in comparable positions, career risk in joining us and staying with us, geographic considerations, ability to retain key executives, controllable performance, the extremely challenging economic environment in the markets in which the Company operates and the executive officer’s income potential resulting from common stock acquired and shares of restricted stock granted.

The compensation committee also looks to the overall compensation expense for the Company’s executive officers in setting compensation for individual executive officers. As noted above, the Company’s financial condition in 2006 was much worse than known at the time and led in fact to a change in executive officers and after the recapitalization in 2007 the members of the Board of Directors. The economy then went into a severe recession in late 2008 and early 2009. As a result the Board of Directors and the executive officer team worked to restructure the Company and to place the Company on a sound financial footing that would allow the Company to achieve improved operating results in the current economic environment. As a result of these actions, from December 31, 2007 to December 31, 2011 the Company reduced — by more than 50% — both its executive officer headcount (for Senior Vice Presidents and above) and related overall compensation expense for the fiscal year then ended from 27 SVPs and above and $34.7 million for 2007 to 12 SVPs and above and $11.1 million for

2011. As a percentage of combined net interest income and non-interest income overall senior executive officer expense has declined from 43.9% to 3.6%. Non-interest income for 2007 was materially adversely affected by the recapitalization of the Company. Even using the combination of net-interest income and non-interest income in 2008 of $306.1 million, senior executive compensation paid for 2007 as a percentage of combined net-interest income and non-interest income in 2008 would have been 11.3%. The Company has become much more efficient in its operations and it has demanded much greater effort of its remaining senior executive officers. The Board of Directors believes the Company has made substantial financial improvement in a very difficult economic environment. In view of the foregoing, the compensation committee has provided additional compensation to the top four named executive officers designed to both retain their services over multi-year periods and better align their long-term interests to our shareholders.

In determining compensation for our named executive officers, in addition to the factors discussed above, commencing in the second half of 2011, the compensation committee also considers the result of the say-on-pay vote of the Company’s shareholders when considering future executive compensation arrangements and the Company’s executive compensation principles, policies and procedures. Last year, 49% of the shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related materials, while 29% of shareholders voted against approving the compensation on an advisory basis and 22% of shareholders abstained from voting. The compensation committee recognizes that this vote reflects even support and ambivalence on the part of the Company’s shareholders regarding the compensation of the Company’s named executive officers as well as the Company’s executive compensation principles, policies and procedures. The compensation committee works to properly align executive compensation with competitive market conditions as well as the Company’s long-term business objectives, account for the career risk inherent in working for our Company during the severe economic downturn in Puerto Rico, as well as the more moderate yet significant economic downturn on the mainland U.S., account for the increased demands on each executive resulting from the restructuring of the number of executives at the Company, account for the overall executive compensation expense of the Company relative to the combined net interest income and non-interest income, account for each executive’s right to compensation under an applicable employment agreement and to align our executive’s long-term incentives with maximizing value to our shareholders. Because the named executive officers effectively lost their equity interest in the Company as a result of the recapitalization in 2007 and the financial crisis of 2008/2009, the compensation committee has worked to provide more stock in both annual bonuses and long-term performance and retention awards.

In response to the shareholders’ advisory say-on-pay vote in 2011 the compensation committee has determined that employment agreements used in the hiring of future executive officers will not include evergreen terms. In addition, the compensation committee will work in 2012 to better align the policies and procedures of the compensation committee to (i) provide claw back rights to the Company for future incentive awards or payments if the performance measures upon which such awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment, consistent with Section 10D of the Securities Exchange Act of 1934, as amended (Section 954 of the Dodd-Frank Act of 2010), (ii) restrict the ability of any employee or director to purchase financial instruments that are designed to hedge or offset any increase in the market value of the Company’s equity securities (Section 955 of Dodd-Frank) and (iii) promote appropriate business practices and not excess risk taking (Section 956 of Dodd-Frank). Also, the compensation committee intends to evaluate any other changes to the terms of employment of our named executive officers to more closely align those terms to the Company’s compensation philosophy and objectives. The compensation committee recognizes that any change to the terms of a named executive officer’s employment agreement would give the named executive officer the right to terminate his employment for good reason thereby triggering a substantial severance payment. Accordingly, the compensation committee must factor whether any such change is practical and whether it would be beneficial and cost effective for the Company to work with the named executive officers to effect such change.

Establishing Compensation

Our Board of Directors has delegated authority to its compensation committee with respect to the Company’s overall compensation policy, including the authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the President and Chief Executive Officer and Chief Financial Officer, approval of the compensation structure for Mr. Poulton and Mr. Ubarri, and review of the Chief Executive Officer’s recommendations with respect to executive officer compensation.

Twice each year the Chief Executive Officer evaluates the performance of our other named executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations to determine the compensation packages to be recommended for approval by the compensation committee, to the extent not covered by existing employment agreements. The compensation committee meets annually to evaluate the performance of the executive officers, and to approve executive compensation packages and share-based incentive compensation. Compensation matters regarding the Chief Executive Officer are dealt with by the compensation committee in executive session (without having the Chief Executive Officer participate or attend). The Chief Executive Officer may request a session with the compensation committee at an interim date to review the compensation package of an executive officer in the event of unforeseen organizational or responsibility changes, including new hires that occur during the year.

In determining compensation components and levels, the compensation committee considers all of the factors described above, the terms of the employment agreements of our executive officers, if applicable, and the results of the shareholders’ say-on-pay vote.

Other than Mr. Wahlman, who was hired in March 2009, no named executive officer has received since 2006 an increase in his base salary from that provided in his employment agreement. Through 2011, the compensation committee has looked to cash bonuses and stock awards to incentivize and retain management. In this regard, the compensation committee has made two types of awards, those relating to retention and those relating to performance. Each top four named executive officer’s opportunity to receive an annual performance bonus is mandated by his employment agreement. The compensation committee has established performance objectives and ranking criteria as the bases for determining the annual cash bonus payable to each top four named executive officer. Through the performance objectives and forced ranking the bonuses payable in 2011 as a percentage of base salary ranged from 10% to 100% against stated target bonus opportunities of 60% to 200%.

In June 2010 the compensation committee awarded a significant cash and restricted stock award to our then named executive officers as part of a retention plan aimed at retaining the executive management team for a three-year period ending in June 2013. The compensation committee made this grant based on the significant economic difficulties faced by the Company, the strength of the management team to lead the Company through these difficulties and the risk that should any named executive officer leave the employ of the Company a suitable qualified candidate might not be available to the Company. In April 2011 the compensation committee awarded shares of restricted stock as part of the bonuses payable for 2010 to our then named executive officers as part of its continuing efforts to retain management during this transformative time at the Company. The restricted shares granted in April 2011 had one year vesting terms.

2012 will be the first year when the compensation committee can weigh the say-on-pay vote in establishing future compensation for the named executive officers. For the reasons described above, the compensation committee believes that its prior awards are consistent with the Company’s shareholders’ best interests. Recognizing that the shareholders did not provide the compensation committee with a clear mandate through the say-on-pay voting results, the compensation committee has determined to continue to consider all components of compensation, including adjustments to base salaries, annual bonuses based on performance and future equity awards based on the principles, policies and procedures discussed throughout this Compensation Discussion and Analysis in making future awards. The compensation committee will continue to evaluate the voting results of the Company’s shareholders on say-on-pay every year in establishing discretionary aspects of named executive officer compensation.

Compensation Components

Our executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and eligibility for annual bonuses contingent upon the achievement of company and individual objectives. Long-term compensation includes grants of restricted stock or other share-based incentives established by the compensation committee. The components of executive compensation are explained in more detail below:

Annual Base Salary

The compensation committee annually reviews the base salaries of our executive officers and approves adjustments, as appropriate, based on the factors discussed above as well as recommendations made by the Chief Executive Officer. For 2011, the base salary for our Chief Executive Officer and each of our other top four named executive officers, except for the Chief Financial Officer, were established by employment agreements approved by the compensation committee prior to the recapitalization. The compensation committee approved the compensation package provided to the Chief Financial Officer when he was appointed on March 25, 2009.

As discussed above, among the factors considered by the compensation committee in establishing base salaries for our executive officers other than our Chief Executive Officer is the level of salaries paid by competitors, principally publicly traded financial institutions located in Puerto Rico. For more information on the determination of the base salary of our Chief Executive Officer see “Chief Executive Officer” below. These companies consist of:

Popular, Inc.	Oriental Financial Group, Inc.
First Bancorp

The data from the above companies group is obtained from publicly available data, primarily proxy statements and annual and other reports filed with the SEC. We use this data only as a point of reference on a general subjective basis (without any formal benchmarking) to put into perspective the level of compensation and mix of compensation components which we feel is appropriate for our named executive officers. On the basis of this information, we understand that our base salaries are generally at the higher range of the competitive set. We believe the differences are justified because of the quality of our senior management and the career risk of remaining at the Company at a time when we still face several challenges. Nonetheless, through 2011 the compensation committee has determined not to increase the minimum base salaries payable under each executive officer’s employment agreement although we continue to evaluate base salaries annually.

Short-Term Incentive Compensation — Annual Bonuses

All of our named executive officers (as well as other eligible key employees) are eligible to receive annual bonuses. Annual bonuses are designed to align the executive’s performance with our business plan by rewarding the achievement of specific financial and business objectives. For 2011, for our top four named executive officers other than the Chief Executive Officer, these objectives were based on the rankings of the divisions or business units under the direct supervision of that executive. Higher or lower amounts are available to be paid based on the relative performance with the goal of rewarding higher performance, provided that in all cases the overall annual budget is not exceeded. The annual bonus budget for our named executive officers as a group other than the Chief Executive Officer is determined by the compensation committee in consultation with the Chief Executive Officer and is based on a percentage of the aggregate base salaries of such individuals. For the 2011 bonuses paid in 2012, the percentage was 54%.

The evaluation and determination of the annual bonus for the Chief Executive Officer is made by the compensation committee in executive session.

The individual performance of the Chief Executive Officer for 2011 was determined by the compensation committee based on its evaluation of Mr. Wakeman’s leading Doral Financial’s turnaround efforts and the management of Doral Financial to reposition the Company towards sustainable growth and profitability. The compensation committee determined that Mr. Wakeman would receive a cash bonus of $1,000,000 and 500,000 restricted stock units.

The performance evaluation for each of the other named executive officers (other than Mr. Alejandro-Narvaez) was based on a ranking from 1 to 3 of the specific business unit or division under the direct supervision of the executive officer. The goal was to reward those executive officers whose business unit performed best during the year. The rankings were determined by the Chief Executive Officer and approved by the compensation committee. Only one “1”, one “2” and one “3” can be awarded among the 3 named executive officers involved in this bonus plan at December 31, 2011 (other than the CEO who is evaluated separately) so that even where all executives performed their duties well, each would nonetheless be forced ranked thereby affecting his bonus payment. The factors used to determine the rankings of the specific business units or divisions were based largely on the Financial Factors discussed above as well as objectives and goals that protect the financial soundness of the Company discussed below. These objectives and goals vary depending on our named executive officer’s particular responsibilities. For 2011, the following were our primary objectives and goals, none of which were directly quantifiable other than with respect of realizing year over year improvement in the identified categories:

•

Enhancing Controls and Procedures. Determined by measuring the elimination of significant deficiencies in the Company’s accounting and reporting function; maintaining and enhancing the Company’s internal controls over financial reporting; the elimination of outstanding regulatory actions; and improving the Company’s disclosure controls and procedures. These items are evaluated and tracked by the Company’s Compliance Review Board.

•	Reduction of Non-Performing Assets. Determined by measuring the reduction or elimination of non-performing assets and non-performing loans.

•	Enhancing Business Unit Net Income. Determined by measuring net income improvements (excluding non-core and one-time events) for the business unit or division.

•	Capital Utilization. Determined by measuring the preservation of capital and improvements to the return on capital.

Set forth below are the rankings for 2011 of the specific business units or division under the direct supervision of each of our top four named executive officers other than Mr. Wakeman. Although each named executive officer may have performed well, the forced ranking is nevertheless undertaken to modify each executive’s bonus potential.

Named Executive Officer	Division	Ranking
Christopher Poulton	Corporate Development	1
Robert E. Wahlman	Finance & Investment	2
Enrique R. Ubarri	Legal & Compliance	3

The Chief Executive Officer used his discretion in allocating the 2011 bonuses to our named executive officers (other than the Chief Executive Officer) based on the rankings of the specific business units or division. As set forth in the table below, no named executive officer, other than the Chief Financial Officer, but including Mr. Alejandro-Narvaez, received a cash bonus that was higher than the minimum percentage of his target bonus percentage range (based on our named executive officer’s 2011 base salary). As set forth below, our top four named executive officers overseeing business units or divisions that were less successful in achieving the identified objectives and goals received lower percentage bonus payments. The compensation committee then divided the total award between a cash bonus and a restricted stock award as part of its determination to increase the amount of equity used in the compensation of the top four named executive officers. These bonuses were paid in April 2012 for compensation earned in 2011. The portion of the awards paid in cash is reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 31, and the portion of the awards comprised of restricted stock is disclosed in the table below and will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement pursuant to Item 402(d) of Regulation S-K.

The table below sets forth the target levels, minimum bonuses and other related bonus information for the Chief Executive Officer and the other named executive officers for 2011.

Named Executive Officer	Base Salary	Target Bonus (Percentage of 2011 Base Salary)	Minimum Bonus (Per contract)	Restricted Stock Units(1)	Actual Cash Bonus Paid	Actual Bonus (Percentage of 2011 Base Salary)(2)
Glen R. Wakeman	$1,000,000	150% to 200%	N/A	500,000	$1,000,600	100%
Robert Wahlman	450,000	65%	N/A	200,000	200,600	44%
Christopher C. Poulton	400,000	60% to 200%	N/A	200,000	300,000	75%
Enrique R. Ubarri	400,000	60% to 200%	N/A	100,000	160,600	40%
Luis Alejandro	225,000	25%	N/A	—	22,500	10%
Former Officers
Laura Vázquez	300,000	25%	N/A	—	21,600	7%

(1)

Amount reported is the actual amount of restricted units granted to each named executive officer in April 2012 and not the dollar value of the restricted shares. 100% of the restricted shares will vest twelve (12) calendar months after April 16, 2012 or if there is a change in control of the Company, provided that the named executive officer’s employment has not ended before the vesting date subject to any employment agreement between the named executive officer and the Company.

(2)	Percentage is based on the actual cash bonus percentage received by the named executive officer.

Long-Term Compensation — Equity Based Awards

The third principal component in our total compensation program for our senior executives (i.e., salary, bonus and equity) is the award of stock options and other awards based on the value of our common stock, such as restricted stock and restricted stock units.

During the 2008 annual meeting our shareholders approved the 2008 Stock Incentive Plan (the “Stock Plan”) which provides the framework to support our long-term executive compensation program. The Stock Plan replaced the existing Omnibus Incentive Plan and authorizes grants of stock options and stock appreciation rights as well as other equity based awards such as restricted stock and restricted stock units.

Grants of stock options and restricted stock are designed to directly align a portion of compensation for senior executive officers and other key employees with shareholders’ interest and the compensation committee understands that they will serve as our principal element of long-term compensation. The compensation committee currently anticipates that a portion of awards under the Stock Plan designed to address long-term compensation goals will include time-based vesting provisions designed to promote retention goals. The compensation committee may also consider awarding stock options and restricted stock with performance-based vesting provisions, which are designed to provide an incentive to achieve specific business objectives. To the extent advisable and consistent with its compensation and retention needs, the compensation committee may grant awards of restricted stock with both time-based and performance-based vesting provisions.

Stock option and/or restricted stock awards generally may be granted annually to executives and other key employees. All of our named executive officers (as well as other eligible key employees based on salary grade) participate under the Stock Plan. The size and type of awards will be determined by the compensation committee based upon, among other factors, shares available for grant under the Stock Plan, the executive officer’s position in Doral Financial, our ability to retain the executive officer, his or her contributions to our objectives and total compensation. Larger equity awards will be made to more senior executives so that a larger portion of their total potential compensation will be variable and will increase upon the creation of shareholder value.

Factors that may be considered in deciding which form the equity awards will take (i.e., stock options or restricted stock) may include, among others, our stock price at the time the award is granted, the degree to which the awards are intended to provide a retention incentive and the impact on “overhang” (i.e., the dilutive effect on our common stock).

Grants of stock options and restricted stock will not specifically be timed to be made before major announcements or earnings releases. Grants of equity awards as a result of new-hires or promotions generally are made at the next compensation committee meeting following such events. There are generally no differences in the timing of equity grants for our named executive officers, compared with other eligible employees.

Stock options and other equity-based awards made under the Stock Plan will provide that in the event of a change of control, as defined in the Stock Plan, all such grants shall be immediately vested.

The compensation committee determined not to make a long-term equity incentive award in 2011 relying upon the three-year retention award made in June 2010.

Stock Ownership Guidelines

While we have not adopted stock ownership guidelines for our directors and senior executive officers, we recognize that such guidelines may be an important tool to better align the interests of directors and executive officers with those of our shareholders. As such, we will continue to evaluate from time to time whether the adoption of stock ownership guidelines is appropriate and whether they should be adopted.

Recoupment (Claw-back) Policy

In 2012, the compensation committee is going to evaluate establishing a policy to provide in future grants of incentive compensation recoupment rights for the Company so that awards and payments can be recouped if the performance measures upon which such awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

All Retirement and Other Fringe Benefits

All of Doral Financial’s employees (and those of its affiliates) in Puerto Rico and on the mainland United States are eligible to participate in the Puerto Rico and United States Retirement and Incentive Savings Plans (the “Puerto Rico Plan” and the “United States Plan”, respectively and together, the “Retirement and Savings Plans”), respectively, upon compliance with the applicable participation requirements.

Under the Retirement and Savings Plans, our employees who are at least 18 years of age and have completed one year of employment with Doral Financial, including our named executive officers, are able to contribute a portion of their annual compensation on a pre-tax basis up to the applicable legal limits for 2011, Puerto Rico is $10,000 and United States is $16,500. The Puerto Rico Plan matches 50% of the employee contributions (100% of employee contributions in the case of employees whose yearly basic compensation does not exceed $30,000) up to 3% of basic compensation with a cap of $4,000 (as these terms are defined in the Puerto Rico Plan). Also employees are able to contribute after tax from 1% to 10% of base salary up to $10,000 per year. In addition, employees over 50 years old may contribute to up an additional $1,000 per year. The United States plan matches 50% of the employee contribution up to 5% of included compensation (as these terms are defined in the United States plan) up to a maximum of $245,000. All employee contributions to the Retirement and Savings Plans are fully vested upon contribution. Matching contributions from Doral Financial are 100% vested after five years.

We also provide our active employees, including our named executive officers, with health care, life insurance and disability benefits.

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation program. Our named executive officers are generally provided with a car allowance. In addition, in connection with the recruiting of our senior management team prior to the recapitalization, we agreed to reimburse our senior executive officers for relocation expenses and certain temporary living expenses in Puerto Rico, as well as commissions, fees and closing costs relating to the sale of their primary residence and fees and expenses associated with the purchase of a home in Puerto Rico, including mortgage points and other closing costs, and any U.S. federal, Puerto Rico and other taxes payable by the executive officers on any of the foregoing. In certain cases, we also agreed to pay reasonable legal fees and expenses incurred by our named executive officers in connection with the negotiation and documentation of their respective employment agreements, subject to a cap.

Pursuant to Mr. Wakeman’s employment agreement, he is provided with the use of a company automobile and driver. Mr. Wakeman is also reimbursed for reasonable expenses associated with one club membership in Puerto Rico.

Tax Consideration of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that compensation paid to a corporation’s chief executive officer or its three other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by shareholders. Because, as a Puerto Rico corporation, we are not required to pay federal income taxes except on any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to us for executive compensation in the near future.

For Puerto Rico income tax purposes, compensation paid to our executive officers may be deducted so long as it is considered an ordinary and necessary expense. It is the compensation committee’s intention that all compensation paid to our executive officers be fully deductible by us for Puerto Rico income tax purposes. While unlikely, in certain instances the compensation committee may approve compensation that will not be deductible for Puerto Rico income tax purposes to ensure competitive levels of compensation for our executive officers.

Chief Executive Officer

We entered into an employment agreement with our Chief Executive Officer in May 2006. Mr. Wakeman’s employment agreement and compensation package were negotiated on an arms-length basis by the compensation committee. The compensation committee was assisted by Frederic W. Cook & Co., Inc., a leading executive compensation consulting firm. Mr. Wakeman’s employment agreement had an initial term of four years, with automatic one-year extensions (unless either party provides a notice of termination at least 180 days prior to the then-current expiration date). With the assistance of our outside consultants, we developed a total compensation package for Mr. Wakeman designed to provide a level of compensation that accurately reflected Mr. Wakeman’s competence and experience and his ability to have an immediate impact in his role as Chief Executive Officer, in light of our business and strategic goals. In developing Mr. Wakeman’s compensation package, we took into consideration Mr. Wakeman’s strong leadership background and record of building multi-product, consumer financial services businesses, as well as Mr. Wakeman’s significant international experience. We also took into consideration the compensation levels of similarly situated executives and the risks inherent to leaving an established career at one of the world’s best-known employers.

The principal terms of Mr. Wakeman’s compensation package that are currently applicable include:

•	an annual base salary of $1.0 million;

•	target opportunity of 150% of base salary and maximum bonus opportunity of 200% of target opportunity for each year of employment; and

•	reimbursement of reasonable expenses associated with one club membership in Puerto Rico.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act or the Exchange Act, except to the extent Doral Financial specifically incorporates this Compensation Committee Report by reference therein.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Doral Financial’s management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Dennis Buchert (Chairman)

Douglas Jacobs

Gerard Smith

Dated: April 29, 2012

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our named executive officers for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Glen R. Wakeman	2011	$1,000,000	$600	$1,009,091	$1,000,000	$495,174	$3,504,865
Chief Executive Officer &	2010	1,038,463	600	2,740,000	1,500,000	117,035	5,396,098
President	2009	1,000,000	600	—	1,500,000	192,650	2,693,250

Christopher C. Poulton	2011	400,000	—	107,973	300,000	186,041	994,014
Executive Vice President-	2010	400,000	—	1,027,500	713,000	—	2,140,500
Chief Business Development Officer	2009	400,000	—	—	300,000	54,000	754,000

Enrique R. Ubarri	2011	400,000	600	80,728	160,000	140,191	781,519
Executive Vice President-	2010	415,387	600	1,027,500	660,000	18,692	2,122,179
General Counsel	2009	400,000	600	—	240,000	18,000	658,600

Robert E. Wahlman(6)	2011	450,000	600	98,891	200,000	289,382	1,038,873
Executive Vice President and	2010	467,308	600	2,055,000	950,000	54,692	3,527,600
Chief Financial Officer	2009	337,500	150,600	—	350,000	49,500	887,600

Luis Alejandro	2011	225,000	600	—	22,500	7,560	255,660
Senior Vice President-	2010	233,655	600	—	34,000	7,850	276,105
Chief Internal Auditor	2009	225,000	600	—	34,000	7,560	267,160

Former Executive Officers
Laura Vázquez	2011	300,000	600	—	21,000	89,020	410,620
Senior Vice President	2010	311,540	600	685,000	271,600	7,851	1,276,591
Controller and	2009	300,001	600	—	35,000	7,560	343,161
Principal Accounting Officer

Maurice Spagnoletti	2011	184,616	15,000	27,246	53,000	83,654	363,516
Executive Vice President-
Retail and Mortgage Operations

(1)	Salaries for 2010 reflect the amounts of 27 biweekly payments that occurred during 2010 to employees of Doral Financial.

(2)	Bonuses paid to each of our named executive officers’ include $600 during 2011, 2010 and 2009 of statutory Christmas Bonus.

(3)	The amounts presented above represent the aggregate grant date fair value of the restricted shares granted computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 35 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

(4)

Includes the annual performance bonus for 2011, 2010 and 2009. Amounts noted for 2011 represent amounts earned by the named executive officers during 2011, but paid in 2012. Amounts noted for 2010 represent amounts earned by the named executive officers during 2010, but paid in 2011. Amounts noted for 2009 represent amounts earned by the named executive officers during 2009, but paid in 2010. For 2010, includes the amount of the cash retention bonus, which is subject to a three-year vesting period.

(5)

These amounts set forth in the table below represent additional compensation paid by Doral Financial to our named executive officers. These amounts for 2011, 2010 and 2009 consisted of the following items:

	Mr. Wakeman	Mr. Poulton	Mr. Ubarri	Mr. Wahlman	Mr. Alejandro	Former Officers Ms. Vázquez	Mr. Spagnoletti
Car allowance or transportation ($)
2011	$164,230	—	18,000	18,000	7,560	7,560	9,692
2010	117,035	—	18,692	18,692	7,851	7,851	—
2009	157,550	—	18,000	13,500	7,560	7,560	—
Rent ($)
2011	—	—	—	27,000	—	—	51,000
2010	—	—	—	36,000	—	—	—
2009	—	54,000	—	24,000	—	—	—
Club Membership ($)
2011	$5,100	—	—	—	—		—
2010	—	—	—	—	—	—	—
2009	35,100	—	—	—	—	—	—
Taxes on Vested Shares ($)
2011	325,844	186,041	122,191	244,382	—	81,460	22,962
2010	—	—	—	—	—	—	—
2009	—	—	—	—	—	—	—

(6)	Mr. Wahlman was appointed as Executive Vice President and Chief Financial and Investment Officer in March 2009. Mr. Wahlman’s base salary for 2009 was prorated based on an annual salary of $350,000.

Grants of Plan-Based Awards Table

The following table sets forth certain information for plan-based awards granted to each of our named executive officers for the year ended December 31, 2011. These shares were awarded to our top four named executive officers as part of the short-term incentive bonuses payable to them for service during 2010 and the compensation committee’s determination to use more equity in executive officer compensation. The compensation committee also required that the restricted stock awards vest after 12 months of additional service. The short-term incentive bonus for 2010 was based upon the compensation committee’s evaluation of whether the top four executives met the performance goals established by the compensation committee, the separate evaluation of the Chief Executive Officer’s leadership of the management team in attaining these goals and the forced ranking from 1 to 3 of the three other top four named executives in managing their business divisions. The objectives and the compensation committee’s process in determining bonuses for 2010 were substantially identical to the identified objectives of Enhancing Controls and Procedures, Reduction of Non-Performing Assets, Enhancing Business Unit Net Income and Capitalization and the process used by the compensation committee in determining bonuses for 2011, all as discussed above under “Short-Term Incentive Compensation — Annual Bonuses.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glen R. Wakeman	April 11, 2011	—	—	—	—	—	—	909,091	—	—	$1,009,091
Robert E. Wahlman	April 11, 2011	—	—	—	—	—	—	89,091	—	—	98,891
Christopher Poulton	April 11, 2011	—	—	—	—	—	—	97,273	—	—	107,973
Enrique Ubarri	April 11, 2011	—	—	—	—	—	—	72,728	—	—	80,728

(1)	The shares presented in this column for each of our named executive officers represent the restricted shares granted to each such named executive officer in April 2011.

(2)

The amounts presented above represent the aggregate grant date fair value of the restricted shares granted computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 35 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the unvested stock awards granted pursuant to equity awards as of the end of fiscal year 2011 for each of the named executive officers.

Name	Number of Shares or Units of Stocks That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not vested ($)(2)
Glen R. Wakeman	1,575,757	$1,512,727
Robert E. Wahlman	589,091	565,527
Christopher Poulton	347,273	333,382
Enrique Ubarri	322,728	309,819

Former Executive Officer:
Laura Vázquez	166,667	160,000

(1)	Represents the number of restricted shares that will vest that will vest 33% in June 25, 2012 and 33% in June 25, 2013 that were part of the retention plan and 100% of the restricted shares that were granted as part of the performance bonus during 2011 that vested on April 11, 2012.

(2)	The value of the restricted shares shown in the table was calculated using the closing price of our common stock on December 31, 2011 ($0.96).

Option Exercises and Stock Vested

The following table sets forth the number and value of stock awards that vested in fiscal year 2011 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Glen R. Wakeman	333,334	$620,001
Robert E. Wahlman	250,000	465,000
Christopher Poulton	125,000	232,500
Enrique Ubarri	125,000	232,500

Former Executive Officer:
Laura Vázquez	83,334	154,999

(1)	The value realized on vesting of the restricted shares was calculated as the product of the closing price of a share of our common stock on the day prior to the vesting date ($1.86), multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

Some executive officers have entered into employment agreements with us, many of which contain change of control provisions.

Each of the employment agreements with Messrs. Glen Wakeman, Christopher C. Poulton, Robert Wahlman, and Enrique R. Ubarri provides that in the event during the employment period, we terminate the executive’s employment “Without Cause” (as defined under the agreements) or the executive terminates his or her employment for Good Reason (see below), in both cases upon or within two (2) years immediately following a change in control, we must pay or provide to the executive the following amounts and benefits:

•	an amount equal to the executive’s unpaid annual base salary for services through the date of termination;

•

(a) an amount equal to three times the sum of annual base salary plus target bonus in the case of Mr. Wakeman, (b) an amount equal to one time the sum of annual base salary and bonus during the preceding year in the case of Mr. Wahlman, and (c) for the other executives, an amount equal to two times the sum of annual base salary and bonus during the preceding year.

•

continued participation until the third anniversary for Mr. Wakeman and second anniversary in the case of the other executives of the date of termination in all company medical and dental coverage in which the executive and his eligible dependents were participating immediately prior to the date of termination;

•

as long as the executive uses such services prior to the first anniversary of the date of termination, up to $20,000 in the case of Mr. Wakeman ($25,000 in the case of the other executives) in outplacement services; and

•	payment of other amounts, entitlements or benefits, if any, in accordance with the applicable plans, programs, arrangements or other agreements of Doral Financial.

In addition, in respect of Mr. Wakeman’s employment agreement, if any payment or benefit that is due to Mr. Wakeman from Doral Financial following a change of control is subject to excise tax under Section 4999 of the Code (the “golden parachute tax”), he is entitled a full tax “gross-up” unless the total value of all such payments and benefits (as measured for golden parachute tax purposes) exceeds the taxable threshold by ten percent or less, in which event the payments and benefits shall instead be reduced so as to fall below the taxable threshold.

Any of Messrs. Wakeman, Poulton, Wahlman, and Ubarri, will have “Good Reason” to terminate his employment if there is:

•	a reduction in the executive’s then-current annual base salary or target bonus opportunity;

•

a material diminution in the executive’s positions, duties or authorities in his current position, including, without limitation, removing him from such positions; provided, that Good Reason shall also exist if at any time following a change in control involving an entity of smaller or similar size to Doral Financial (measured on the basis of assets), the executive does not hold the positions set forth above at the ultimate parent entity resulting from such change in control;

•

a change in the reporting structure requiring the executive to report to someone other than our Board of Directors, in the case of Mr. Wakeman, and the Chief Executive Officer or our Board of Directors, in the case of the other executives;

•	in the case of Mr. Wakeman, failure to elect or reelect the executive as a member of our Board of Directors;

•	other than in the case of Mr. Wakeman, the executive officer’s principal work location is moved more than twenty-five (25) miles from San Juan, Puerto Rico; or

•	the failure of any successor to all or substantially all of Doral Financial’s assets to assume the executive’s employment agreement, whether in writing or by operation of law.

Mr. Wakeman and the other named executive officers are also entitled to certain termination payments if they are terminated by us Without Cause or they resign for Good Reason in circumstances that do not involve a change in control. The amounts shown in the following tables reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below as if they occurred on December 31, 2011. These amounts do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments to Glen Wakeman upon the Occurrence of Certain Events

	Termination by the Company without cause or Resignation for good reason		Termination by the Company with cause or Resignation without good reason	Termination upon Change in Control	Termination by reason of Death or Disability
Components of Compensation(1)
Severance (base salary + bonus)	$5,000,000	(2)	—	$7,500,000	—
Medical and Dental Benefits	10,000			10,000	—
Restricted Stock Units(3)	640,000			640,000	640,000
Restricted Stock Units(4)	872,727			872,727	872,727
Restricted Stock Units(5)	845,000			845,000	845,000
Other(6)	20,000		—	20,000	—

Potential Payments to Christopher C. Poulton upon the Occurrence of Certain Events

	Termination by the Company without cause or Resignation for good reason	Termination by the Company with cause or Resignation without good reason	Termination upon Change in Control	Termination by reason of Death or Disability
Components of Compensation
Severance (base salary + bonus)(7)	$1,651,946	—	$1,651,946	$1,651,946
Medical and Dental Benefits	10,000		10,000	—
Restricted Stock Units(3)	240,000		240,000	240,000
Restricted Stock Units(4)	107,973		107,973	107,973
Restricted Stock Units(5)	338,000		338,000	338,000
Other(6)	25,000	—	25,000	—

Potential Payments to Enrique R. Ubarri upon the Occurrence of Certain Events

	Termination by the Company without cause or Resignation for good reason	Termination by the Company with cause or Resignation without good reason	Termination upon Change in Control	Termination by reason of Death or Disability
Components of Compensation
Severance (base salary + bonus)(7)	$1,281,456	—	$1,281,456	$1,281,456
Medical and Dental Benefits	10,000		10,000	—
Restricted Stock Units(3)	240,000		240,000	240,000
Restricted Stock Units(4)	69,819		69,819	69,819
Restricted Stock Units(5)	169,000		169,000	169,000
Other(6)	25,000	—	25,000	—

Potential Payments to Robert Wahlman upon the Occurrence of Certain Events

	Termination by the Company without cause or Resignation for good reason	Termination by the Company with cause or Resignation without good reason	Termination upon Change in Control	Termination by reason of Death or Disability
Components of Compensation
Severance (base salary + bonus)(7)	$1,497,782	—	$1,497,782	—
Medical and Dental Benefits	10,000		10,000	—
Restricted Stock Units(3)	480,000		480,000	480,000
Restricted Stock Units(4)	85,527		85,527	85,527
Restricted Stock Units(5)	338,000		338,000	338,000
Other(6)	25,000	—	25,000	—

Potential Payments to Luis Alejandro upon the Occurrence of Certain Events

	Termination by the Company without cause or Resignation for good reason		Termination by the Company with cause or Resignation without good reason	Termination upon Change in Control		Termination by reason of Death or Disability
Components of Compensation
Severance (base salary + bonus)	—	(8)	—	—	(8)	—
Medical and Dental Benefits	—		—	—		—
Restricted Stock Units(3)	—		—	—		—
Other(6)	—		—	—		—

(1)	If it is determined that any payment, distribution, benefit or other entitlement provided by the Doral Financial to Mr. Wakeman is subject to the excise tax or any related interest or penalties as described in the employment agreement, then Mr. Wakeman is entitled to receive an additional payment (a “Gross-Up Payment”) so that Mr. Wakeman retains an amount of the Gross-Up Payment equal to the Excise Tax and related interests or penalties imposed upon the payment, distribution or benefit subject to the terms described in the employment agreement. Such payment shall only apply if there is a Change in Control of the Company.

(2)	This reflects the total amount due payable monthly in equal installments for a period of 24 months.

(3)	This reflects the total amount (at December 30, 2011 closing price) due payable for the unvested restricted stock units granted during June 2010 as part of the retention program

(4)	This reflects the total amount (at December 30, 2011 closing price) due payable for the unvested restricted stock units granted during 2011 as part of the 2010 bonus.

(5)	This reflects the total amount (at grant date fair value) due for unvested restricted stock granted during 2012 as part of the 2011 bonus.

(6)	This includes $25,000 in outplacement services as long as the executive uses such services prior to the first anniversary of the date of termination. For Mr. Wakeman, the outplacement services amount is $20,000.

(7)	In the event that there is a termination by the Company without cause or resignation for good reason, a termination upon change in control or termination by reason of death or disability takes place prior to the full vesting of the restricted shares granted as part of the 2010 bonus, the Severance Payment for Messrs. Poulton, Ubarri and Wahlman has been calculated based on the amount of cash that they would have received in the event that the bonus would have been paid all in cash.

(8)	The payment for Mr. Alejandro will be calculated based on Puerto Rico Law 80 of May 30, 1976 which states that an employee with less than five years of employment with the employer must receive a severance payment equal to two months of salary plus an additional one week of salary for each year of employment. An employee with more than five years, but less than fifteen years of employment must receive a severance payment equal to three months of salary plus an additional two weeks of salary for each year of employment. An employee with more than fifteen years of service must receive a severance payment equal to six months of salary plus an additional three weeks of salary for each year employment.

Ms. Laura Vázquez resigned as our Senior Vice President effective on January 27, 2012. Doral Financial and Ms. Vázquez entered into a Resignation, Transition and Release Agreement in connection with such resignation. In consideration for her release under the Resignation, Transition and Release Agreement, Ms. Vázquez received the total amount of $600,000.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The audit committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. PricewaterhouseCoopers LLP has served as our independent public accountants since 1977. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP during our 2011 fiscal year included the examination of our consolidated financial statements, limited reviews of quarterly reports, audits of our subsidiaries, services related to filings with the SEC and other regulatory agencies and consultations on various tax and accounting matters.

The audit committee reviewed all non-audit services rendered by PricewaterhouseCoopers LLP to us listed below and concluded that the provision of such services was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the conduct of its auditing functions. The audit committee has adopted a Pre-Approval Policy pursuant to which it has pre-approved various audit related services, including due diligence services as well as tax planning and tax compliance services. In all cases, the extent of pre-approved services is limited by dollar amount. The audit committee intends to periodically review the list of pre-approved services. A copy of the audit committee’s Pre-Approval Policy may be found on our website at www.doralfinancial.com.

The aggregate fees billed for professional services by PricewaterhouseCoopers LLP in 2011 and 2010 for the various services provided to Doral Financial were:

Type of Fees	2011	2010
Audit Fees	$2,002,660	$2,085,385
Audit-Related Fees	$421,548	$592,355
All Other Fees	—	$117,800

Total	$2,424,208	$2,795,540

In the above table, in accordance with SEC definitions and rules, “Audit Fees” are the aggregate fees paid by us to PricewaterhouseCoopers LLP for professional services rendered for the audits of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and of the consolidated financial statements included in the Form 10-K and for the review of financial statements included in Form 10-Qs, or for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. “Audit-Related fees” are the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in “Audit Fees” and in 2010, consisted of accounting consultations and attestation reports under mortgage servicing agreements relating to Regulation AB Compliance. “All Other Fees” are the aggregate fees billed by PricewaterhouseCoopers LLP to us for any services not included in the first three categories. “All Other Fees” includes approximately $6,000 that were paid by Doral Financial for audit and tax services performed on Doral Holdings during 2010. During 2010, we paid approximately $1,800, related to the use of an electronic library of authoritative research on accounting and SEC literature. The audit committee approved all non-audit services performed by PricewaterhouseCoopers LLC in 2011 in accordance with the Pre-Approval Policy.

The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the audit committee will reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and the representative is expected to be available to respond to appropriate questions.

Required Vote

For the ratification of our independent registered public accounting firm, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” the ratification of our independent registered public accounting firm. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3 — ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, and Section 14A of the Exchange Act, we are required to have a separate non-binding advisory shareholder vote to approve the compensation of our named executive officers at least once every three years. This is commonly known as a “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

At last year’s annual meeting, a majority of our shareholders voted in favor of holding the say-on-pay vote every year, which was in accordance with the recommendation of the Company’s Board of Directors as described in last year’s proxy statement. As previously disclosed, the Company has decided, in accordance with a majority of shareholders’ votes cast at last year’s annual meeting, to hold the advisory say-on-pay vote every year until the next shareholder advisory vote on the frequency of future advisory votes on named executive officer compensation. The Company is required to hold advisory votes on the frequency of shareholder advisory votes on named executive officer compensation at least once every six years.

We have in place a comprehensive executive compensation program under the oversight of the compensation committee of our Board of Directors. Our program is described in the Compensation Discussion and Analysis and in the tabular and narrative disclosures related to the compensation of our named executive officers in this Proxy Statement. The compensation committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.

Our executive compensation program is intended to reward achievements of individual and business performance objectives, and to align such objectives with our corporate governance principles and the creation of shareholder value. Our main objective is to attract and retain the most talented and effective executive team for Doral Financial by providing an appropriate mix of fixed and variable compensation while promoting a performance-based culture by providing higher pay for superior performance. We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.

This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our named executive officers during 2011:

RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related materials.

The Compensation Discussion and Analysis section of this Proxy Statement contains more details on the Company’s executive compensation, and we urge you to read it carefully before casting your vote on this proposal. Since your vote is advisory, it is not binding on the Company or our Board of Directors, and may not be construed as overruling any of our executive compensation decisions. However, our Board of Directors and the compensation committee intend to take into account the voting results of this proposal when considering future executive compensation arrangements and the Company’s executive compensation principles, policies and procedures.

Required Vote

For the advisory vote on executive compensation, the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy and entitled to vote on this proposal will be required for approval. Abstentions will not be voted “for” this matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR this proposal to approve, on an advisory basis, the executive compensation of the Company’s named executive officers.

INTERNET AVAILABILITY

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on June 13, 2012: This Proxy Statement, the form of proxy card, the notice of annual meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://bnymellon.mobular.net/bnymellon/DRL.

OTHER MATTERS

We do not intend to present any business at the annual meeting other than as described in the accompanying notice of meeting. Management knows of no matters that may be brought before the annual meeting or any adjournments or postponements thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the annual meeting. If any other matter should properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies as recommended by our Board of Directors or, if no recommendation is given, in accordance with their own discretion.

Each proxy solicited hereby also confers discretionary authority on the proxy holders for the election of any person as director if any nominee is unable to serve or for good cause will not serve. The Company has no knowledge that any nominee will become unavailable for election.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING

With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, Doral Financial’s bylaws require a shareholder wishing to make a nomination or bring any other matter before an annual meeting of shareholders to notify our Corporate Secretary in writing, which notice (containing certain information specified in the bylaws about the shareholder and the proposed action) shall be received by our Corporate Secretary not less than 90 or more than 180 days in advance of the first anniversary date of the preceding year’s annual meeting. For the 2013 Annual Meeting of Shareholders, this means shareholders wishing to present nominations for director or other proposals for consideration under these provisions of our bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than December 15, 2012 and not later than March 15, 2013 in order to be considered. However, if the annual meeting is called on a date that is not within thirty days before or after such anniversary date — that is, with respect to the 2013 Annual Meeting of Shareholders, between May 14, 2013 and July 13,

2013 — notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any shareholder who wishes to submit a nomination to our Board of Directors must deliver written notice of the nomination within this time period and comply with certain additional information requirements in the bylaws relating to shareholder nominations.

With respect to proposals to be included in our proxy statement for the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, shareholders must submit their proposals to the Corporate Secretary of Doral Financial so that they are received at Doral Financial’s principal executive offices not less than 120 calendar days before the anniversary of the date that the Company’s proxy statement released to shareholders in connection with the 2013 Annual Meeting of Shareholders, or January 8, 2013.

You can obtain a copy of Doral Financial’s bylaws by writing to our Secretary at the address set forth on the cover page of this Proxy Statement.

The above Notice of Annual Meeting and Proxy Statement are sent by order of our Board of Directors of Doral Financial Corporation.

Enrique R. Ubarri

Secretary

Dated: May 7, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is avail able h t rough 11:59 PM Eastern Time the day prior to annual meeting day. INTERNET http://www.proxyvoting.com/drl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Doral Financial OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you cal . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and re turn it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 24209 FOLD AND DETACH HERE The Board of Directors recommends a vote FOR Items 1, 2 and 3. FOR WITHHO LD all listed nominees as to all nominees *EXCEPTI ONS No. 1 – Election of Directors Nominees are : 01 Dennis G. Buchert 04 David E. King 02 James E. Gilleran 05 Gerard L. Smith; and 03 Douglas L. Jacobs 06 Glen R. Wakeman (I NSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions Please mark your votes as indicated in this example X FOR AGAINST ABSTAIN No. 2 – Ratification of Appointment of Pricewaterhouse Coopers LLP as In dependent Registered Public Accounting Firm for 2012. FOR AGAINST ABSTAIN No. 3 – Advisory Vote to Approve the Compensation of Our Named Executive Officers. To vote in accordance with the Board of Directors’ recommendation, just sign below. No boxes need to be checked. Mark Here for Address Change or Comments SEE REVER SE Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. , you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each shareholder named should sign. Signature Signature Date

You can now access your Doral Financial Corporation account online. Access your Doral Financial Corporation account online via Investor ServiceDirect® (ISD). The transfer agent for Doral Financial Corporation, now makes it easy and convenient to get current in formation on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Tim e Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equity access where step-by-step instructions will prompt youth rough enrollment. Important notice regarding the avail ability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://bnymel on.mobular.net/bnymellon/drl FOLD AND DETACH HERE Doral Financial Corporation 1451 F.D. Roosevelt Ave. San Juan, Puerto Rico 00920-2717 PROXY SOLICIT ED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETIN G OF SHAREHOLDERS The undersigned holder of Common Stock of Doral Financial Corporation (t he “Corporation”) hereby authorizes and appoints James Gilleran, Glen R. Wakeman and Enrique R. Ubarri, or any one or more of them, as proxies with full power of substitution in each, to re present the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the The New York Palace, Henry Room, 425 Madison Avenue, New York, New York beginning at 10:00 a.m. EST, on Wednesday, June 13, 2012 and any adjournment or postponement of said meeting and thereat to vote and act with respect to all the shares of Common Stock of Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof. Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof, and for the election of any person as director if any nominee is unable to serve or for good cause will not serve. The Corporation at present has no knowledge of any other business that may be brought before the meeting, or that any nominee will become unavailable for election. Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on June 13, 2012: The proxy card, the proxy statement, the notice of annual meeting and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://bnymellon.mobular.net/bnymellon/DRL. Address Change/Comments (M ark the corresponding box on the re verse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# (Continues and to be signed on other side) 996 13